Filed Pursuant to Rule 424(b)(3)
Registration No. 333-108821

PROSPECTUS SUPPLEMENT NO. 4 DATED OCTOBER 7, 2004

$125,000,000

2.25% Senior Subordinated Convertible Notes Due 2008 and
Common Stock Issuable Upon Conversion Thereof

     The purpose of this supplement is to amend and supplement the prospectus dated December 12, 2003 as supplemented by Prospectus Supplement No. 1 dated May 21, 2004, Prospectus Supplement No. 2 dated August 25, 2004 and Prospectus Supplement No. 3 dated August 27, 2004. The prospectus relates to the offer for resale of up to $125,000,000 aggregate principal amount of Tekelec’s 2.25% Senior Subordinated Convertible Notes due 2008 and such shares of Tekelec common stock as may be issued upon conversion of the notes.

     The prospectus is hereby amended and supplemented to include in the “Selling Securityholders” table the information in the table set forth below regarding additional selling securityholders that have acquired and may offer under the prospectus notes and/or shares of Tekelec Common Stock issuable upon conversion of the notes. The table below is based upon information provided to us by or on behalf of each selling securityholder and indicates as of the date of this prospectus supplement:

•	the maximum aggregate principal amount of the notes that the selling securityholder may offer under the prospectus;

•	the maximum number of shares of Tekelec Common Stock beneficially owned by the selling securityholder that may be offered by the selling securityholder under the prospectus; and

•	the number of shares of Tekelec Common Stock that the selling securityholder will beneficially own upon completion of the offering under the prospectus.

	Principal		Number of		Number of
	Amount of		Shares of	Number of	Shares of
	Notes		Common Stock	Shares of	Common Stock
	Beneficially	Percentage	Beneficially	Common Stock	Beneficially
	Owned That	of Notes	Owned Prior to	That May	Owned After
Name	May Be Sold	Outstanding	the Offering(1)	Be Sold(2)	the Offering

Marathon Global Convertible Master Fund, Ltd.	$3,898,000	3.1%	0	198,371	0
S.A.C. Arbitrage Fund, LLC	$8,750,000	7.0%	361,440	445,292	361,440
UBS AB London — F/B/O HFS	$750,000	(3)	0	38,167	0

(1)	Does not include shares of common stock issuable upon conversion of the notes.

(2)	Represents shares of common stock issuable upon conversion of the notes and assumes conversion at the initial rate of 50.8906 shares of common stock per $1,000 principal amount of notes. This conversion rate and the number of shares issuable upon conversion are subject to adjustment under certain circumstances.

(3)	Less than 1.0%.

The date of this prospectus supplement is October 7, 2004.